NORTHWEST		Suite 704, 595 Howe Street, Box 35 Vancouver, BC, Canada V6C 2T5 Telephone: (604) 687-5792 Fax: (604) 687-6650
LAW GROUP
Stephen F.X. O’Neill* Alan H. Finlayson Charles C. Hethey* Maryna M. O’Neill* Angie Ko*	Michael F. Provenzano Christian I. Cu* Brian S.R. O’Neill* Vladislav V. Ioukhyma*

June 2, 2023

Incubara Capital Corp.

908-510 Burrard Street

Vancouver, BC  V6C 3A8

Canada

Dear Sirs/Mesdames:

Re:	INCUBARA CAPITAL CORP. (the “Corporation”)
Offering Statement of the Corporation dated June 2, 2023

We have acted as Canadian and United States counsel to the Corporation, a corporation governed by the Business Corporations Act (British Columbia), in connection with the offering statement on Form 1-A (the “Offering Statement”) filed by the Corporation on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), for the offering and sale by the Corporation of up to 187,500,000 common shares in the capital of the Corporation (the “Offered Shares”).

A.Jurisdiction

We are qualified to practise law in the Province of British Columbia and in certain states of the United States of America. The opinions hereinafter expressed are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

B.Scope of Examination

In connection with the opinions set out herein, we have examined originals, photostatic, certified or facsimile copies of the Offering Statement, such corporate records, contracts and instruments of the Corporation, such certificates, permits, licences or orders of public officials, commissions, boards and governmental bodies and authorities, such certificates of officers or other representatives of the Corporation, including the officer’s certificate with respect to certain factual matters, and such other records, contracts and instruments, and we have made such investigations and searches, all as we believe necessary and relevant to enable us to give, and as the basis for, the opinions set out herein.

C.Assumptions, Reliance and Qualifications

For the purposes of rendering the opinions expressed in this letter, we have assumed without independent investigation or verification by us that:

(a)the Offering Statement and any amendments or supplements thereto (including post-effective amendments) will have been qualified by the order of the SEC and such qualification shall not have been terminated or rescinded;

Northwest Law Group is an association of independent lawyers, law corporations and a limited liability partnership of law corporations.
*Practicing through O’Neill Law LLP. O’Neill Law LLP has lawyers licensed to practice in the Province of British Columbia and Arizona, Nevada, New York and Washington States

NORTHWEST LAW GROUP June 2, 2023 Page 2

(b)the Offered Shares will have the terms described in and will otherwise be issued as described in the Offering Statement;

(c)all Offered Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner specified in the Offering Statement;

(d)there shall not have occurred any change in law affecting the validity of the Offered Shares; and

(e)neither the issuance and delivery of the Offered Shares nor the compliance by the Corporation with the terms of the Offered Shares will violate any applicable law or regulation or will result in a violation of any provision of any instrument or agreement then binding upon the Corporation, or any restriction imposed by any court or governmental body having jurisdiction over the Corporation.

We have also assumed with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any natural person signing any such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies or reproductions (including facsimiles, photostatic and electronic copies) and with respect to factual matters, all certificates of public officials and officers of the Corporation.

D.Opinions

On the basis of the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that when issued and sold in accordance with the terms and conditions contemplated by and upon the terms and conditions set forth in the Offering Statement and that certain subscription agreement, a form which is included in the Offering Statement as Exhibit 4.1, and upon receipt by the Corporation of the agreed upon consideration therefore, the Offered Shares will be validly issued, fully paid and non-assessable.

The opinions given herein are given solely as of the date hereof and do not contemplate, and no opinion is given, with respect to future events or subsequent changes in law or fact, and we assume no duty, obligation or undertaking to update or supplement this letter in response to future events or subsequent changes in law or fact or to otherwise advise any person with respect to any matter which comes to our attention after the date hereof. Our opinions as set forth herein are an expression of professional judgment and not a guarantee of a result, and there is no guarantee that any court or any securities regulatory authority will agree with the opinions expressed herein.

Where our opinion expressed herein refers to the Offered Shares having been issued as being “fully-paid and non-assessable”, no opinion is expressed as to the adequacy of any consideration received.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and to the use of our name wherever it appears in the Offering Statement and the offering circular contained therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ O’NEILL LAW LLP

O’NEILL LAW LLP*

*  O’Neill Law LLP is a member of Northwest Law Group